EX-10.2 SECURITYHOLDERS AGREEMENT
SECURITYHOLDERS AGREEMENT
          THIS SECURITYHOLDERS AGREEMENT is made as of May 26, 2006 by and among:
     (a) Live Nation, Inc., a Delaware corporation (“LN”); SFX Entertainment, Inc., a Delaware corporation (“SFX”);
     (b) SAMCO Investments Limited, a Turks and Caicos corporation (“SAMCO”); Charles Rosner Bronfman Family Trust, a trust established under the laws of Quebec; Orion Capital Corporation, an Ontario corporation; The Arthur Fogel/Kaleen Lemmon Family Trust, a trust established under the laws of California; S. Stephen Howard, an individual residing in Toronto, Ontario; Gordon Currie, an individual residing in Barbados; Gerald Barad, an individual residing in Toronto, Ontario; Romper Holdings (USA) Ltd., a New Mexico corporation; Surge Ventures Inc., a British Columbia corporation; D. Mark Norman, an individual residing in Toronto, Ontario; Eric Kert, an individual residing in Toronto, Ontario; Gary Moss, an individual residing in Toronto, Ontario;
     (c) Concert Productions International Inc., a Barbados International Business Company (“CPII”); CPI Entertainment Rights Inc., a Barbados corporation (“CPIER”);
     (d) CPI Touring (USA), Inc., a Delaware corporation (“Touring USA”); CPI International Touring Inc., a Barbados International Business Company (“Touring ROW”; and together with Touring USA, “Touring”); CPI Entertainment Content (2005), Inc., a Delaware corporation (“Grand 2005”); CPI Entertainment Content (2006), Inc., a Delaware corporation (“Grand 2006”); Grand Entertainment ROW, LLC, a Delaware limited liability company (“Grand ROW”; and together with Grand 2005 and Grand 2006, “Grand”; and Grand together with Touring, the “Companies”); and
     (e) Michael Cohl, an individual residing in Barbados, in his capacity as the initial CPI Representative.
RECITALS:
          1. The outstanding capital stock of each of Touring USA and Touring ROW is owned (i) as to 50.1% directly by SFX (a wholly-owned subsidiary of LN) and (ii) as to 49.9% directly by the CPI Holders.
          2. The outstanding capital stock of each of Grand 2005 and Grand 2006 is owned (i) as to 50.0% directly by SFX and (ii) as to 50.0% indirectly by the CPI Holders and Michael Cohl (directly by CPIER, which is wholly-owned by CPII, which is wholly-owned by the CPI Holders and Michael Cohl).
          3. The outstanding membership interests of Grand ROW are owned (i) as to 50.0% directly by SFX and (ii) as to 50.0% indirectly by the CPI Holders and Michael Cohl

(directly by CPIER, which is wholly-owned by CPII, which is wholly-owned by the CPI Holders and Michael Cohl).
          NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained in this Agreement, and the desire of the Parties to provide for the conduct of the affairs of the Companies, to regulate the transfer of Equity Securities and to define certain of their rights and obligations with respect to the operation of the Companies, the Parties agree as follows:
          1. Certain Definitions.
          As used in this Agreement, the following terms shall have the following respective meanings:
               “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.
               “Agreement” shall mean this agreement and all schedules and exhibits, if any, attached to this agreement, in each case as they may be supplemented, amended, restated or replaced from time to time, and the words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and similar expressions refer to this agreement; and unless otherwise indicated, references to Sections, Schedules and Exhibits are to the specified Sections, Schedules and Exhibits, if any, of this Agreement.
               “board of directors” shall include a board of directors, a board of managers or any similar body.
               “Bona Fide Offer” shall mean a bona fide written offer from a third party acting at arm’s length to purchase the securities described in the relevant provisions hereof.
               “Business Day” shall mean any day other than a Saturday or Sunday, on which national banks in New York, New York are required or permitted to be open.
               “Charters” shall mean, collectively, the certificate of incorporation, certificate of formation, certificate of amendment, bylaws, operating agreement and/or similar organizing documents of each Company and its subsidiaries.
               “Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.
               “Confidential Information” shall mean all confidential and proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of any Company.
               “Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies and investment decisions of that Person, whether through the ownership of voting securities, by contract or otherwise.
               “CPI Group” shall mean the CPI Representative acting on behalf of all the CPI Holders as a group.
               “CPI Holders” shall mean, for as long as they hold any Equity Securities, the Parties set forth in paragraphs (b) and (c) of the Preamble hereto, any Permitted Transferee of any such Party and any number of subsequent Permitted Transferees thereof.
               “CPI Representative” shall mean the CPI Representative appointed pursuant to Section 9 from time to time (the initial CPI Representative being Michael Cohl).
               “Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, among the Companies, SFX Entertainment, Inc. and LN (as such may be amended, restated or replaced from time to time).
               “director” shall include a director, manager, or other person holding a similar position.
               “Disposition” or “Dispose” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation or other disposition by a Securityholder of Equity Securities, whether voluntary or involuntary.
               “Equity Securities” shall mean any securities (including shares of capital stock and membership interests) (i) having voting rights in the election of the board of directors or managers of any of the Companies not contingent upon default, (ii) evidencing an ownership or profit interest in any of the Companies or (iii) convertible into or exercisable for securities described in either of the foregoing clauses (i) and (ii).
               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.
               “Grand Business” shall mean (i) the acquisition and exploitation of intellectual property rights of enduring value that relate to or derive from live entertainment performances, such as DVD rights, merchandise rights, manuscript rights and film rights, (ii) the production of live theatrical shows and other live projects (other than music concert tours) and (iii) the acquisition of real estate and the making of other capital expenditures (including for the purpose of acquiring subsidiaries) necessary to conduct the business of any of the Companies.
               “Groups” shall mean, collectively, the LN Group and the CPI Group.
               “Live Music Business” shall mean all or substantially all of the live concert promotion business currently owned and operated by LN and its subsidiaries, as such business may hereafter be grown, contracted, changed, modified or altered from time to time by LN.
               “LN Group” shall mean all the LN Holders acting as a group.

               “LN Holders” shall mean, for as long as they hold Equity Securities, LN, any Permitted Transferee of LN and any number of subsequent Permitted Transferees thereof.
               “Management” shall mean Michael Cohl for so long as he is a senior executive of the Companies, and thereafter the senior executives of the Company from time to time.
               “Party” shall mean a party hereto from time to time.
               “Permitted Dividends” shall have the meaning ascribed thereto in the Credit Agreement.
               “Permitted Transferee” shall mean:
     (a) with respect to a LN Holder, any direct or indirect wholly-owned subsidiary of LN; and
     (b) with respect to a CPI Holder, (i) Samco and Michael Cohl, (ii) if such holder is a natural person, then such holder’s spouse, lineal descendants and other members of such holder’s family (collectively, such holder’s “Family”), and one or more trusts, custodianships, corporations, partnerships and limited liability companies the beneficiaries, stockholders, partners and members of which may only include such holder’s Family, (iii) if such holder is a trust, custodianship, corporation, partnership or limited liability company, then such holder’s beneficiaries, stockholders, partners or members as of the date hereof, (iv) such holder’s direct or indirect wholly-owned subsidiary and (v) if such holder is acting with other CPI Holders, such holders’ direct or indirect wholly-owned subsidiary.
               “Person” shall mean any natural person, corporation, general or limited liability partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or other entity howsoever designated or constituted.
               “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.
               “Services Agreement” shall mean the Services Agreement, dated the date hereof, among the Companies and KSC Entertainment Management Inc. (as such may be amended, restated or replaced from time to time).
               “Securityholder” shall mean any Party that is a holder of Equity Securities from time to time.
               “Tour Business” shall mean the promotion of music concert tours.

               “Trigger Event” shall mean the occurrence or happening of any one or more of the following without the prior written approval of the CPI Representative:
     (a) Any action or decision of the board of directors of Touring USA or Touring ROW that would materially limit or restrict that Company’s ability to seek or pursue all or any portion of the global touring rights for any music concert.
     (b) Any action or decision of the board of directors of Touring USA or Touring ROW that would materially reduce or require the material reduction of any fixed costs of that Company from the amounts specified in an Acceptable Budget (as defined below) for a reason that cannot be reasonably justified in the light of the business circumstances at the time. By way of example, Touring USA’s or Touring ROW’s prior failure to achieve its profit targets as contemplated in the Business Plan (as defined in Section 4(a)) would constitute a reasonable justification for making a downward adjustment in the fixed costs of that Company. For purposes of this paragraph, it will be the burden of the CPI Representative to establish that an action or decision by the board of directors of Touring USA or Touring ROW to reduce fixed costs of that Company cannot be reasonably justified in the light of the business circumstances at the time. As used herein, an “Acceptable Budget” shall mean any budget prepared and presented by Management to the board of directors of Touring USA or Touring ROW in which fixed costs are no more than 3% in excess of the amounts contemplated by the Business Plan.
     (c) Any action or decision of the board of directors of Touring USA or Touring ROW to refuse to approve Touring’s acquisition of global touring rights for any music tour that would achieve, using reasonable ticket scaling and other reasonable revenue projections, a financial break-even with tour-wide attendance of 75% or less of the total number of tickets available for sale during the entirety of the tour (with the understanding that ancillary tour-related revenue to be derived from such tour will be included in determining whether or not breakeven will be achieved) (the “75% Test”). The policies that will be utilized in determining whether the 75% Test is satisfied will be consistent with the past practices, policies and assumptions utilized in the analysis of previous tours on which the Companies and LN have collaborated and thereafter on a basis consistent with the practices, policies and assumptions utilized in the analysis of tours of the Companies from and after the date hereof.
     (d) Any breach (i) of this Agreement or the Services Agreement by any Company to the extent such breach is caused by any action or omission on the part of the LN Holders or LN or its Affiliates, (ii) of the Credit Agreement by the Lender or the Lendor Guarantor (as such terms are defined in the Credit Agreement) or (iii) of this Agreement by the LN Holders or LN or its Affiliates; provided that in each case, such breach is not cured within 30 days after notice thereof is provided to the breaching party by the CPI Representative.

          2. Restrictive Legend Requirements.
          Each certificate representing any shares of Equity Securities shall, except as otherwise provided in this Section 2 or in Section 3(e), bear a legend substantially in the following form:
          Part A (in the case of each Company)
THE TRANSFER OR SALE OF THIS SECURITY AND VOTING THEREOF IS SUBJECT TO THE TERMS OF A SECURITYHOLDERS AGREEMENT DATED AS OF MAY 26, 2006, AS FURTHER AMENDED FROM TIME TO TIME ACCORDING TO ITS TERMS, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.
(and in the case of Touring ROW, to be inserted before the period at the end of the sentence above)
, AND TO AN INSTRUMENT OF TRANSFER DULY REGISTERED AT THE REGISTRY OF CORPORATE AFFAIRS IN BARBADOS.
Part B (in the case of Touring USA, Grand 2005, Grand 2006 and Grand ROW)
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
          A certificate shall not bear the Part B legend set forth above (or any portion thereof) if, in the opinion of counsel reasonably satisfactory to the relevant Company, all the securities represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws. A certificate shall not bear the Part A legend set forth above (or any portion thereof) if this Agreement has been terminated pursuant to Section 7.
          3. General Restrictions on Dispositions; Permitted Transfers.
               (a) Subject to the other provisions of this Section 3, the Parties agree as follows:
               (i) No Securityholder may Dispose of all or any Equity Securities (nor any interest in any Equity Securities) now or hereafter held by such Securityholder unless expressly provided for in this Agreement, and then only in accordance with the provisions of this Agreement (and with the provisions of any other applicable contract, agreement or commitment and applicable law).
               (ii) Neither Michael Cohl nor any CPI Holder may Dispose of all or any shares of capital stock or other equity interests in CPII to any Person other than a CPI Holder or a Permitted Transferee of a CPI Holder and then only upon compliance with, and subject to, the provisions of Section 3(b) in the same manner as if the shares of capital stock or other equity interests in CPII are Equity Securities being Disposed of to such Permitted Transferee.
               (iii) CPII may not Dispose of all or any shares of capital stock or other equity interests in CPIER without the express prior written consent of the LN Holders (such consent not to be unreasonably withheld or delayed).
               (iv) Any sale, transfer, merger, corporate reorganization or other transaction that results in the LN Holders no longer being an Affiliate of the owner of the Live Music Business shall be deemed to be a violation by the LN Holders of the restrictions set forth in Section 3(a)(i) to the same extent, and in the same manner, as if the LN Holders directly Disposed of all of its Equity Securities to an unrelated third party.
               (v) Any sale, transfer, merger, corporate reorganization or other transaction that effects any transfer, directly or indirectly, of the ownership or control of any shares of capital stock or other equity interests in Samco to any Person other than a CPI Holder or a Permitted Transferee of a CPI Holder shall be deemed to be a violation by Samco of the restrictions set forth in Section 3(a)(i) and (ii) to the same extent, and in the same manner, as if Samco, directly Disposed of (i) its Equity Securities in Touring to an unrelated third party and (ii) its shares of capital stock or other equity interests in CPII to an unrelated third party.
               (b) Subject to the requirements of Section 3(e), any Securityholder may, from time to time, transfer all or any Equity Securities held by such Securityholder to a Permitted Transferee; provided that in each case the transferor Securityholder shall have first delivered to the relevant Companies (in a form reasonably acceptable to such Companies) the written agreement of the transferee to become a Party to this Agreement to the same extent as if such transferee were the Securityholder (including as a LN Holder or a CPI Holder, as the case may be) (a “Permitted Transfer”); provided, further that the relevant Company shall have the right to deny any otherwise Permitted Transfer to the extent that such Company reasonably believes allowing such transfer could make it subject to Section 12(g) of the Exchange Act.
               (c) From and after the third anniversary of the date hereof until the fifth anniversary of the date hereof, the LN Group and/or the CPI Group (whichever of the LN Group or the CPI Group desires to sell their Equity Securities pursuant to this Section 3(c), the “Selling Group”) may sell all (but not less than all) of the Equity Securities held by the LN Holders or the CPI Holders (as the case may be) in accordance with the provisions of this Section 3(c).

               (i) Prior to any sale being effected in accordance with this Section 3(c), the LN Group (if the LN Group is the Selling Group) or the CPI Group (if the CPI Group is the Selling Group) shall provide written notice of their intention to so sell to the other Group. Such notice shall include a price, payable in cash (in this Section 3(c), the “Floor Price”) at which the Selling Group would be willing to sell all of its Equity Securities. The Selling Group shall afford the other Group a period of 45 days after the provision of such notice (in this Section 3(c), the “Negotiation Period”) to consider, and if thought fit, to seek to negotiate (and in which case each Group shall negotiate in good faith) a purchase of the Equity Securities to be sold. Each Securityholder agrees that during any Negotiation Period in which it is part of a Selling Group, it will not (directly or indirectly) (A) solicit, entertain or encourage inquiries or proposals from any other Person with respect to the Disposition of any of its Equity Securities, (B) enter into any agreement or negotiate with any other Person to Dispose of any Equity Securities or (C) provide any other Person with any information (confidential or otherwise) for the purpose of that Person’s evaluation of an acquisition of any Equity Securities. If at the end of the Negotiation Period the Groups have not executed a definitive and binding agreement with respect to the sale, then the Selling Group may sell all (but not less than all) of its Equity Securities in accordance with Section 3(c)(ii).
               (ii) After compliance with Section 3(c)(i) and this Section 3(c)(ii), the Selling Group may, within 90 days after the end of the Negotiation Period, sell all (but not less than all) of the Equity Securities held by it pursuant to a Bona Fide Offer at a price equal to or greater than the Floor Price; provided that if the Selling Group receives a Bona Fide Offer (which it desires to accept) to purchase all of the Equity Securities held by it, the Selling Group must provide written notice to (x) the CPI Representative (if the Selling Group is the LN Group) or (y) the LN Group (if the Selling Group is the CPI Group) at least 30 days prior to accepting the Bona Fide Offer (the “Second Notice”). The Second Notice shall set forth the terms of the Bona Fide Offer (the “Bona Fide Offer Terms”) and identify the third party offeror (the “Third Party Offeror”); and
               (I) if the Third Party Offeror is a competitor of LN or any of its Affiliates, or a competitor of the Companies or any of their Affiliates, for a period of 20 days after receipt of the Second Notice (“Option Period”), the CPI Group (if the LN Group is the Selling Group) or the LN Group (if the CPI Group is the Selling Group) shall have the option to purchase all (but not less than all) of the Selling Group’s Equity Securities upon the Bona Fide Offer Terms exercisable by providing written notice to the other Group within such 20 day period; provided that if all or any part of the purchase price included in the Bona Fide Offer consists of non-cash consideration, the Bona Fide Offer Terms upon which the Group that is not the Selling Group may elect to purchase such Equity Securities shall include a provision allowing them to pay the fair market value cash equivalent of the non-cash consideration; and
               (II) the Group that is not the Selling Group shall have the right, by provision of written notice to (x) the LN Group (if the Selling Group is the LN Group) or (y) the CPI Group (if the Selling Group is the CPI Group), to

require that all (but not less than all) of its Equity Securities be purchased (on the same terms and conditions as are applicable to the Selling Group, on a per security basis) by the Third Party Offeror; if the Third Party Offeror is unable or unwilling to purchase all Equity Securities so tendered, then the Selling Group shall not sell any Equity Securities to a Third Party Offeror pursuant to this Section 3(c)(ii).
               (iii) If the sale of all of the Selling Group’s Equity Securities is not completed within the aforementioned 90 day period, then such Group shall have to comply anew with all provisions of this Section 3 in connection with any other sale or proposed sale of Equity Securities. Any Third Party Offeror acquiring Equity Securities pursuant to this Section 3(c) shall execute and deliver a counterpart to this Agreement and agree to be bound by the provisions hereof as though it were (and it shall be) an LN Holder or a CPI Holder (as appropriate).
               (d) The rights of the CPI Group set forth in Section 3(c) (including the discretion to take any action or make any decision) shall be exercised by the CPI Representative acting as the attorney-in-fact for and on behalf of the CPI Holders, in the CPI Representative’s sole and absolute discretion. Such rights shall include:
               (i) Deciding that the CPI Group shall be the Selling Group; pursuant to Section 3(c)(i), providing the notice, deciding the Floor Price, negotiating during the Negotiation Period, and entering into as the attorney-in-fact for and on behalf of the CPI Group a definitive and binding agreement with respect to a sale; and pursuant to Section 3(c)(ii), accepting a Bona Fide Offer, and entering into as the attorney-in-fact for and on behalf of the CPI Group a definitive and binding agreement with respect thereto; provided that no CPI Holder shall be treated less favorably than any other CPI Holder without their consent in connection with any such sale (on a per Equity Securities basis by Company); provided, further that no CPI Holder shall have, without its consent, any liability in connection with any such sale in excess of its net proceeds in connection therewith.
               (ii) If the CPI Group is not the Selling Group: pursuant to Section 3(c)(i), negotiating during the Negotiation Period, entering into a definitive and binding agreement with respect to a purchase and deciding which members of the CPI Group shall be entitled to participate therein and in what proportions (each member of the CPI Group acknowledging that it shall have no right to participate therein); pursuant to Section 3(c)(ii)(I), purchasing the Selling Group’s Equity Securities upon the Bona Fide Offer Terms and deciding which members of the CPI Group shall be entitled to participate therein and in what proportions (each member of the CPI Group acknowledging that it shall have no right to participate therein); and pursuant to Section 3(c)(ii)(II), exercising the right to require that all of the CPI Group’s Equity Securities be purchased by the Third Party Offeror.
Each CPI Holder agrees that it shall tender its Equity Securities in connection with any sale thereof provided for by Section 3(c). Further, each CPI Holder shall vote and act at all times as a Securityholder and in all other respects take all such steps, execute all such documents and do all such acts and things as many be within its power to implement to their full extent the provisions of Section 3(c) and to cause the Companies to act in the manner contemplated by Section 3(c).
               (e) Each certificate representing any shares of Equity Securities transferred as provided in this Section 3 shall bear the legend set forth in Section 2, except that such certificate shall not bear Part B of such legend (or any portion thereof) if: (i) not required pursuant to Section 2, (ii) such transfer is in accordance with the provisions of Rule 144(k) (or any other rule permitting public sale without registration) under the Securities Act or (iii) the opinion of counsel referred to in Section 2 states that the transferee and any subsequent transferee (other than an affiliate of the relevant Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.
               (f) Any Disposition of any Equity Securities made in contravention of any of the provisions of this Section 3 shall be void and of no force or effect, and the Companies shall not recognize any such Disposition in its books or records.
          4. Business and Affairs of the Companies.
               (a) Operations.
               (i) Touring shall be engaged in the Tour Business. Grand shall be engaged in the Grand Business, except that the Bodies Revealed tour in the United States, which is within the Grand Business, is a project of Touring USA. There may be additional cross-over in the respective business lines of Touring and Grand upon the approval of the board of directors of each affected Company.
               (ii) The Parties acknowledge that it may be more tax advantageous for the LN Holders and/or the CPI Holders to have the Grand Business in certain jurisdictions outside the United States carried on in different entities. The LN Holders and the CPI Holders shall accommodate any such request from time to time by the other (which request by the CPI Holders shall be made by the CPI Representative on their behalf), including a request to utilize a new jointly-owned entity, provided that such accommodation is not prejudicial to the other acting reasonably and in good faith.
               (iii) Reference is made to the four-year business plan prepared in May, 2005 that has been discussed between LN and Michael Cohl. Management shall be required to revise and update such business plan (x) to reflect intervening business and project results and the transactions among the Parties and (y) to conform its presentation more closely to that used in the LN business plan process, and to provide such revised and updated business plan to the LN Group and the CPI Group not later than 60 days after the date hereof (such revised and updated business plan and, if and when approved by all the boards of directors of the Companies, each subsequent four-year plan contemplated under this Section 4(a)(ii), the “Business Plan”). Each year, Management shall recommend a new four-year business plan (in form similar to the then current Business Plan). If all the boards of directors of the Companies approve such business plan, it shall supersede the prior Business Plan, and become the then current Business Plan. If such approval is not received, the prior Business Plan shall remain in effect. If no new Business Plan is approved before the expiration of the period covered by the then current Business Plan, the final year of such Business Plan shall be deemed to apply to each successive year until a new Business Plan is so approved.
               (iv) The LN Holders and the CPI Holders shall cause the boards of directors of Touring USA and Touring ROW to approve a 2006 budget submitted by Management that is substantially consistent with the provisions for the “Live” business contained in the Business Plan applicable to calendar year 2006. The LN Holders and the CPI Holders shall cause the boards of directors of Grand 2005, Grand 2006 and Grand ROW to approve a 2006 budget submitted by Management that is substantially consistent with the provisions for the “Ancillary” business contained in the Business Plan applicable to calendar year 2006.
               (v) CPII and CPIER may from time to time provide office facilities and support staff for Management and the Companies generally. CPII and CPIER’s cost and expense of providing such services, together with the cost and expense of maintaining the corporate existences of CPII and CPIER, shall be reimbursed by the Companies pursuant to a management fee. The amount of such management fee shall be included in the annual budgets of the Companies and subject to board of director approval, provided that the LN Holders and the CPI Holders shall cause the boards of directors of the Companies to approve a management fee to December 31, 2006 in the amount of US$200,000.
               (vi) The business of the Companies shall be operated as contemplated by, and in a manner consistent with, the Business Plan and approved budgets then in effect.
               (vii) Management shall manage any and all charitable collections portions of tickets sales in Ontario for the Companies and for LN and its Affiliates (the latter being hereby agreed to and authorized by LN for and on behalf of itself and its Affiliates), including (i) collecting such funds and (ii) donating such funds to charities as Management shall determine.
               (b) Non-Competition/Business Opportunities.
               (i) LN shall not, directly or indirectly (including through any division or subsidiary), pursue, directly or indirectly, the role of developer, owner, promoter, manager or operator of any CPI Project (as defined below), except through the Companies. “CPI Project” shall mean (i) any project within the Tour Business or the Grand Business that Management or any employee of a Company originated and (ii) the projects referred to in Section 4(b)(ii)(II).
               (ii) Regarding the following projects that are in various stages of development or production by LN:
               (I) Phantom-Vegas and Cirque Arena tour, LN shall provide Grand with the first and exclusive right to negotiate mutually agreeable terms to manage such projects for a fee and a back-end percentage interest.

If after at least 30 days of such negotiation (in which case LN shall negotiate reasonably and in good faith), the parties cannot reach mutually agreeable terms on either or both such projects, LN shall have the right to (i) continue to manage such projects itself or (ii) contract with a third party regarding such project or projects for which terms have not been agreed; provided that such third party arrangement must be entered into within 60 days after the close of the aforementioned thirty day period on terms materially more favorable to LN than those offered by Grand. If such a third party arrangement is not so effected, then LN shall provide Grand with a subsequent and exclusive right of negotiation on the foregoing basis, and so on again as necessary prior to engaging another third party as the manager of such projects.
               (II) Cirque Theater tour and Cirque-New York, Grand may, at its option, seek to develop and develop, manage and operate such projects on terms approved by LN (acting reasonably and in good faith). Such terms shall not include any ownership interest by LN in such projects.
               (iii) Each Securityholder and Company shall have the right and remedy to have the provisions of this Section 4(b) specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of this section will cause irreparable injury to the non-breaching Securityholders and the Companies and that money damages will not provide adequate remedy to them.
               (c) Boards of Directors.
               (I) Subject to Section 5(a), the boards of directors of Touring USA and Touring ROW shall at all times be comprised of three members, two of whom shall be nominated by the LN Group and one of whom shall be nominated by the CPI Representative.
               (II) The boards of directors of Grand 2005, Grand 2006 and Grand ROW shall at all times be comprised of four members, two of whom shall be nominated by the LN Group and two of whom shall be nominated by the CPI Representative.
               (III) Directors of the Companies may be (and may only be) removed at the will of the nominating Person who shall then have the right to nominate such removed director’s replacement and the sole right to replace any director it has nominated who dies or resigns. Each Securityholder hereby agrees to take all reasonable action (including providing all requisite consents and votes) to ensure that the boards of directors of the Companies shall at all times reflect the terms set forth in this Agreement.
               (IV) Quorum shall be present at meetings of the board of directors of each Company only if a majority of the members thereof shall be present, and action by such boards of directors may only be taken at any such meeting if a majority of the members thereof (not merely a majority of those present) shall vote in favor thereof;

provided that none of the following actions shall be taken by Touring USA, Touring ROW or any of their subsidiaries without the prior written consent of the CPI Representative:
               (A) any amendment to any Charter;
               (B) approval of the pricing or other terms of any agreement, transaction or other arrangement with LN or any Affiliate of LN (other than as contemplated in writing by agreements signed on the date hereof, as in effect on the date hereof);
               (C) any corporate (or similar) reorganization or restructuring or liquidation, dissolution, winding-up or seeking of legal protection from creditors;
               (D) any acquisition or disposition in one or more related transactions (by sale, purchase, merger or other means) of assets having a value at the time of such transaction(s) of 20% or more of the then fair market value of Touring USA and Touring ROW (on an aggregate basis); and
               (E) other than issuances by wholly-owned subsidiaries of Touring USA and Touring ROW to other such entities or to Touring USA and Touring ROW, any issuance, purchase or redemption of any shares of capital stock or other Equity Securities.
               (V) Meetings of the board of directors of a Company may be conducted by conference telephone facilities. Actions taken by written consent shall constitute actions of the board of the directors of a Company if those consents are signed by each member of the board of directors of such Company.
               (VI) All committees of each Company’s board of directors and all boards of directors of each Company’s subsidiaries and committees thereof shall be comprised of directors nominated by the LN Group or the CPI Representative in the same proportion as those on the board of directors of such Company (or of the Company that is the direct or indirect parent thereof, as the case may be).
               (VII) To the extent permitted by law, the Companies shall reimburse the directors of the Companies and of their subsidiaries for all reasonable out-of-pocket expenses borne by such directors in connection with their duties as directors thereof and as members of any such board of director’s committee.
               (d) Voting.
               Each CPI Holder agrees to cast all votes to which such holder is entitled in respect of any of its Equity Securities, whether at any annual or special meeting, by written consent or otherwise, as directed by the CPI Representative in his sole and absolute discretion, and each such Person hereby grants to the CPI Representative an irrevocable proxy, which it acknowledges is coupled with an interest, to vote its Equity Securities in such manner.

               (e) Management Bonus Pool; Securityholder Distributions.
               (i) For any fiscal year with respect to which the Companies meet or exceed the budgeted amount of consolidated pre-tax net income contained in the approved budgets of the Companies for such year, the Companies shall fund an annual bonus pool in an amount equal to 10% of the consolidated pre-tax net income of the Companies for such year (or part thereof where a partial year is relevant), calculated on the same basis as Permitted Dividends. The bonus pool shall be paid to such of Management and employees of the Companies and in such amounts as the boards of directors of the Companies shall determine (having regard to the recommendations of Management), such payments to be made within 90 days after the close of the applicable fiscal year.
               (ii) Each Securityholder shall take all actions necessary to ensure that within 90 days after the close of each fiscal year, the Companies shall, to the extent permitted by applicable law, distribute to the Securityholders 100% of Permitted Dividends for such fiscal year.
               (iii) The Parties acknowledge that the effect of Section 4(e)(ii) together with the repayment mechanics of the Credit Agreement will result in any Companies with net income benefiting any Companies with net losses. The CPI Holders acknowledge and agree to, and release any and all claims they may now or hereafter have against the Companies or the LN Holders arising from, this result, notwithstanding that, at the date hereof, SAMCO’s percentage ownership interest in Grand is less than in Touring, and Cohl only has an ownership interest in Grand.
               (f) Conflict with Charters. In the event of any inconsistency between the terms of this Agreement or any Charter, the terms of this Agreement shall control. Each Party agrees to take such actions as may be required to conform the terms of the Charter to this Agreement, including adopting any appropriate amendments thereto.
               (g) Reporting and Access Requirements. The Companies will provide (i) timely reporting of actual financial results (both income statements and balance sheets) and other information with respect to each Company as may be necessary to allow LN to comply with its reporting requirements under the 1934 Securities Exchange Act and (ii) LN’s auditors with reasonable access to the books and records of each of the Companies.
               (h) Sarbanes-Oxley Act Compliance. Touring USA and Touring ROW will comply with any written request from LN that they comply with applicable provisions of the Sarbanes-Oxley Act of 2002 and that they provide to LN information to allow LN to comply with disclosure requirements of the Sarbanes-Oxley Act of 2002; provided that such request instructs Touring USA and Touring ROW as to the specific actions and information that are requested and affords them reasonable time to comply having regard to the resources of the Companies.
               (i) Tour Management Support Services.

               (i) LN shall provide, or cause to be provided, to Touring at no cost such support services to assist in executing global tours, including full access to the global infrastructure of LN and its Affiliates, as are being provided by LN and its Affiliates to the 2005-2006 Rolling Stones World Tour; except that (I) if the tour contract allows for charging tour support services against the “pot” then that will be permitted, (II) if the volume of services requires that LN add capacity, then the Companies and LN will negotiate reasonable reimbursement of the associated incremental cost, and (III) the fee structure already in place for the 2005-2006 Rolling Stones Tour shall continue without change or amendment as a result of the foregoing provisions.
               (ii) LN shall provide, or cause to be provided, to Touring full access to other support services not covered by Section 4(i)(i), such as DVD distribution and marketing, as are available within LN and its Affiliates and that they have the capacity to provide (acting reasonably and in good faith), for which Touring shall (I) in the case of sponsorship services, pay a 15% finders fee and (II) in the case of all other support services, reimburse LN and its Affiliates their associated incremental cost and expense.
               (j) Rebates and Commissions. LN acknowledges that from time to time a Company may be entering into a project contract with terms that would require rebates, commissions, volume discounts or other similar payments (“Rebates”) received by LN and its Affiliates to be contributed to the “pot”. If and whenever LN specifically agrees to such terms, LN hereby agrees to contribute, or cause to be contributed, to the “pot” such Rebates as are required by such terms.
               (k) Cohl Guarantee. LN acknowledges that Michael Cohl has provided a personal guarantee in support of the 2005-2006 Rolling Stones Tour. LN hereby agrees for the benefit of Michael Cohl, to indemnify him as to 50.1% of any liability arising pursuant to such guarantee with respect to acts, events, omissions or defaults occurring after the date hereof and to more fully document such indemnity within 30 days of the date hereof, acting reasonably and in good faith.
          5. Trigger Events.
               (a) Following the occurrence of each Trigger Event (until the purchase right described under this Section 5(a) is exercised) and for 90 days thereafter, the CPI Representative may, upon written notice (“Equalization Notice”) to the LN Group, cause to be purchased Equity Securities representing 0.1% of each of Touring USA and Touring ROW (together, the “Equalizing Securities”) from the member of the LN Group then holding the greatest number of each. The Equalizing Securities shall be purchased by such CPI Holder as is determined by the CPI Representative in his sole and absolute discretion (but only so long as such CPI Holder is agreeable thereto). Immediately upon provision of such notice (which shall be irrevocable), (i) the CPI Holder purchaser shall be deemed for all voting, consent, economic and other purposes to own the Equalizing Securities and (ii) the CPI Representative shall have the right to nominate an additional member to the boards of directors of Touring USA and Touring ROW such that each such board shall, notwithstanding the provisions of Section 4(d)(i) be comprised of four members.

               (b) The purchase of the Equalizing Securities shall take place as promptly as practicable. The purchase price for the Equalizing Securities will be equal to an amount mutually agreed upon by the parties at the time as their fair market value or, failing such agreement, 0.1% of the total fair market value of all of the issued and outstanding Equity Securities of Touring USA and Touring ROW as of the date of the Equalization Notice, with such total value to be determined by the appraisal division of a nationally-recognized investment bank to be selected by the LN Group and approved by the CPI Representative (such approval not to be unreasonably withheld or delayed), the fees and expenses of such appraisal to be borne by the LN Group. The LN Holder seller shall have no obligation to make any representations or warranties to the CPI Holder purchaser other than with respect to possession of title to the Equalizing Securities and the authority to transfer them free and clear of all liens and other restrictions.
               (c) The LN Group shall have the right to provide a Sale Notice to the CPI Group within 90 days of receipt of an Equalization Notice and thereby trigger the sale provisions of Section 6. If the LN Group should provide a Sale Notice pursuant to the right contained in this Section 5(c), then the CPI Group, either alone or with others, shall have the option to match (the “Match Option”) the final successful bid to purchase the Equity Securities pursuant to Section 6 and thereby purchase all of the Equity Securities from the Securityholders upon the terms and provisions contained in such final successful bid. The Match Option must be exercised within five (5) Business Days after determination of the final successful bid to purchase the Equity Securities pursuant to Section 6.
          6. Sale of the Companies.
               (a) From and after the earlier to occur of (i) the fifth anniversary of the date hereof and (ii) the termination of the Services Agreement pursuant to either of Sections 6(d) or 6(e) thereof, the LN Group or the CPI Group may provide written notice to the other Group (the “Sale Notice”) requiring that the Companies be sold in accordance with the provisions of this Section 6. If earlier, the CPI Group may also provide a Sale Notice from and after the occurrence of any transaction prohibited by Section 3(a)(iv) (which right shall be in addition to the CPI Group’s rights in such event pursuant to Section 5). If after the provision of a Sale Notice the Companies are not sold in accordance with the provisions of this Section 6, then either Group may provide another Sale Notice requiring compliance anew with all provisions of this Section 6, and so on until the Companies are sold.
               (b) For a period of 45 days after the provision of the Sale Notice or such shorter or longer period as mutually agreed between the LN Group and the CPI Representative (in this Section 6, the “Negotiation Period”), either Group may seek to negotiate (and in which case each Group shall negotiate in good faith) a purchase (a “Friendly Purchase”) of either (i) all (but not less than all) of the Equity Securities held by the other Group or (ii) all (but not less than all) of the material assets of the Companies. Each Securityholder agrees that during any Negotiation Period, it will not (directly or indirectly) (i) solicit, entertain or encourage inquiries or proposals from any other Person with respect to the disposition of any Equity Securities or material assets of the Companies, (ii) enter into any agreement or negotiate with any other Person to dispose of any Equity Securities or material assets of the Companies or (iii) provide any other Person with any information (confidential or otherwise) for the purpose of that

Person’s evaluation of an acquisition of any Equity Securities or material assets of the Companies.
               (c) If at the end of the Negotiation Period the Groups have not executed a definitive and binding agreement for a Friendly Purchase, then the Securityholders shall be obligated to sell all of their respective Equity Securities to the successful bidder determined in accordance with the following procedures:
               (i) For a period of ninety (90) days (the “Bid Period”) following the end of the Negotiation Period, both Groups shall be authorized to seek written offers to purchase all of the Equity Securities for a single cash payment payable upon the closing of the purchase of the Equity Securities (“Cash Bids”). Cash Bids may be made by either Group, any members of either Group, unrelated third parties or any combination of the foregoing. Cash Bids must be in writing and provided to both the LN Group and the CPI Representative prior to the end of the Bid Period.
               (ii) Within 5 Business Days after the end of the Bid Period, either Group may submit or cause to be submitted a Cash Bid that exceeds by 5% or more the highest Cash Bid received during the Bid Period. Any such Cash Bid must be in writing and provided to both the LN Group and the CPI Representative within such 5 Business Day period.
               (iii) If a new Cash Bid is received pursuant to clause (ii) within 5 Business Days after the end of the Bid Period, then during the next subsequent 5 Business Day period (and each subsequent 5 Business Day period thereafter for so long as a new Cash Bid is received during the prior 5 Business Day period), the Groups will have the right to submit or cause to be submitted another Cash Bid that exceeds by 5% or more the highest Cash Bid received during the immediately preceding 5 Business Day period. Each such Cash Bid must be in writing and provided to both the LN Group and the CPI Representative prior to the expiration of the applicable 5 Business Day period.
               (iv) Once any 5 Business Day period passes after the end of the Bid Period without a new Cash Bid being delivered pursuant to clauses (ii) or (iii), the highest Cash Bid previously received will be the successful bid, and each of the Securityholders shall be required to sell all of their respective Equity Securities to the offeror of such Cash Bid with the aggregate purchase price to be paid to the Securityholders in proportion to their ownership percentages of the Equity Securities.
               (d) The rights of the CPI Group set forth in this Section 6 and Section 5(c) where applicable (including the discretion to take any action or make any decision) shall be exercised by the CPI Representative acting as the attorney-in-fact for and on behalf of the CPI Holders, in the CPI Representative’s sole and absolute discretion. Such rights shall include:
               (i) Pursuant to Section 6(a), providing a Sales Notice.
               (ii) Pursuant to Section 6(b), negotiating during the Negotiation Period to be the purchaser or the seller in a Friendly Purchase, and entering into as the attorney-in-fact for and on behalf of the CPI Group a definitive and binding agreement for a Friendly Purchase either as the purchaser or the seller (provided that, if as seller, no CPI Holder shall be treated less favorably than any other CPI Holder without their consent equally in connection with any such sale (on a per Equity Security basis by Company)).
               (iii) Pursuant to Section 6(c), seeking written offers to purchase all of the Equity Securities, and entering into as the attorney-in-fact for and on behalf of the CPI Group a definitive and binding agreement for the sale of all their respective Equity Securities.
               (iv) Pursuant to Section 5(c), exercising the Match Option.
               (v) If the CPI Group is the purchaser pursuant to this Section 6 or Section 5(c), deciding which members of the CPI Group shall be entitled to participate therein and in what proportions (each member of the CPI Group acknowledging that it shall have no right to participate therein).
               (e) Each Securityholder agrees that it will tender its Equity Securities in connection with any sale required by the provisions of this Section 6 or Section 5(c) (collectively, the “Sale Provisions”). Further, each Securityholder shall vote and act at all times as a Securityholder and in all other respects take all such steps, execute all such documents and do all such acts and things as may be within its power to implement to their full extent the Sale Provisions (including in connection with an asset sale) and to cause the Companies to act in the manner contemplated by the Sale Provisions. No Securityholder shall have, without its consent, any sale liability in connection with any transaction contemplated by the Sale Provisions in excess of its net proceeds in connection therewith or, in the case of an asset sale, its reasonably estimated proceeds of a liquidation of the Companies following such a sale. The Securityholders agree that if any sale under the Sale Provisions is an asset sale, they will take all reasonable steps to promptly liquidate the Companies thereafter.
          7. Termination.
               (a) This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, subject to Section 7(b), shall continue in force until the date on which this Agreement is terminated by written agreement of the LN Group and the CPI Group (with the CPI Representative acting as the attorney-in-fact for and on behalf of the CPI Holders, in the CPI Representative’s sole and absolute discretion).
               (b) Section 8 (and the other provisions hereof insofar as they are necessary for the interpretation or enforcement of Section 8) shall continue in force in accordance with its terms if this Agreement is otherwise terminated.
               (c) Any Person who ceases to be a Securityholder shall thereupon cease to have the rights or obligations hereunder as a Party except that any such Person shall remain (i) liable for any prior breach of this Agreement and (ii) bound by the provisions of Section 8 in accordance with the provisions thereof.

          8. Confidentiality.
          No Securityholder (and each Securityholder shall ensure that none of its Affiliates) shall use or disclose to any Person, directly or indirectly, any Confidential Information at any time hereafter during the period ending five years after the earlier of (i) such Securityholder ceasing to be a Securityholder and (ii) the termination of this Agreement; provided, however, that nothing in this Section 8 shall preclude a Securityholder or its Affiliates from disclosing or using Confidential Information if:
          (I) the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;
          (II) the Confidential Information is furnished or disclosed to the Securityholder or Affiliate by a third party who is under no obligation of confidence to any Company;
          (III) the disclosure is made in the ordinary course of the business of the Companies as necessary to conduct, operate or carry on the business of the Companies or to enter into any contract or other arrangement related to the operation of the business of the Companies;
          (IV) disclosure is in connection with a proposed Disposition in accordance with the provisions of this Agreement, provided that the proposed transferee has executed a confidentiality agreement in favor of the relevant Company in a form reasonably satisfactory to such Company; or
          (V) disclosure is required to be made by any law, regulation, governmental body or authority or by court order.
          9. CPI Representative.
               (a) By its execution of this Agreement, each of the CPI Holders shall conclusively be deemed to have consented to, approved and agreed to be bound by, as applicable:
          (i) To irrevocably appoint the CPI Representative as the attorney-in-fact (which appointment is acknowledged by each CPI Holder and the CPI Representative as being coupled with an interest) for and on behalf of each CPI Holder as provided in this Agreement. Each CPI Holder agrees not to revoke such appointment and that any attempt to do so shall be null and void and without effect.
          (ii) The taking by the CPI Representative of any and all actions and the making of any decisions required or permitted to be taken by the CPI Representative under this Agreement.

          (iii) Notwithstanding any other provision hereof, the CPI Representative shall not have the right to take any actions or make any decisions that increase, directly or indirectly, the potential liability of any CPI Holder from that which is created pursuant to the terms hereof.
               (b) The initial CPI Representative shall be Michael Cohl. If Michael Cohl shall resign as the CPI Representative, or upon the determination of SAMCO, SAMCO shall be the CPI Representative. The CPI Representative shall have the power to appoint any substitute and to delegate to that substitute any power hereby conferred (other than this power of substitution) as if that substitute had been originally appointed as the CPI Representative.
               (c) SAMCO and the CPI Representative shall indemnify and hold the LN Holders harmless from any Losses incurred by any of the LN Holders in relying upon the CPI Representative’s authority in performing his role under this Agreement, except to the extent of any such Losses arising from fraud or willful misconduct by the LN Holders. “Losses” shall mean any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies (including, (I) incidental, indirect, special, consequential or similar Losses, (II) interest, penalties and fees (including attorneys’ fees and costs), and (III) the cost of seeking to enforce the indemnity provisions hereof).
          10. Conflicting Agreements.
          Each Securityholder represents that such Securityholder has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement, and agrees that it shall not grant any proxy or become party to any voting trust or other agreement that is inconsistent with or conflicts with the provisions of this Agreement.
          11. Interpretation.
          (a) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include”, “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”.
          (b) If a date referenced in this Agreement falls on a day which is not a Business Day, it shall be deemed to fall on the next Business Day.
          12. Captions and Headings.
          The captions and headings used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the provisions hereof.

          13. Notices.
          Any consent, approval, notice, request or demand required or permitted by this Agreement, or any change of address for purposes hereof, must be in writing and shall be sent by facsimile, delivered personally or sent by a nationally recognized overnight courier service as follows:
(a) If to a LN Holder or the LN Group:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention: Alan Ridgeway, Chief Financial Officer
Facsimile No: (310) 867-7054
with a copy to:
Live Nation, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attention: Michael Rowles, General Counsel
Facsimile No: (310) 867-7158
(b) If to a CPI Holder, the CPI Group or the CPI Representative:
Michael Cohl
28 Pine Road
Palm Court
Bellville, St. Michael, Barbados
Facsimile No: (246) 429-5143
with a copy to:
Torys LLP
237 Park Avenue, 20th Floor
New York, New York 10017
Attention: Richard Willoughby
Facsimile No: (212) 682-0200
Any such communication shall be deemed to have been given on the business day following sending by facsimile, or when so delivered personally or by such courier service.
          14. Governing Law.
          Except to the extent otherwise required by the laws of the jurisdiction in which a Company has been formed or incorporated, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be wholly-performed in such State. Each Securityholder hereby submits to the non-exclusive jurisdiction of the state courts located in New York, NY and the federal court located in the Southern District of New York with respect to all actions contemplated by this Section 14 and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.
          15. Enforcement.
               (a) No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to any Party. No express or implied waiver by any Party of any default shall be a waiver of any future or subsequent default. The failure or delay of any Party in exercising any rights granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by any Party shall not exhaust the same or constitute a waiver of any other right provided herein.
               (b) For greater certainty, it is specifically agreed and understood that monetary damages will not adequately compensate the non-breaching parties for the breach of this Agreement or the Charters, and this Agreement and the Charters shall, therefore, be specifically enforceable, and any breach or threatened breach of this Agreement or the Charters shall be the proper subject of a temporary or permanent injunction or restraining order and specific performance. Further, each Party and their successors, heirs, personal representatives and assigns waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
          16. Successors and Assigns.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and assigns, including any transferee of Equity Securities hereunder. Without limiting the generality of the foregoing, all covenants and agreements of the Securityholders shall bind any and all subsequent holders of their Equity Securities.
          17. Invalid Provisions.
          If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, the Parties shall negotiate in good faith to duly amend this Agreement by replacing such illegal, invalid or unenforceable provision with a legal, valid and enforceable provision, the economic effect of which comes as close as possible to that of such illegal, invalid or unenforceable provision.
          18. Amendments; Waiver.
          This Agreement may be amended at any time and from time to time, in whole or in part by written agreement of the LN Group and the CPI Group (with the CPI Representative acting as the attorney-in-fact for and on behalf of the CPI Holders, in the CPI Representative’s sole and absolute discretion). No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving (with the CPI Representative acting as the attorney-in-fact for and on behalf of the CPI Holders, in the CPI Representative’s sole and absolute discretion).
          19. Further Assurances; All Equity Securities Subject to this Agreement.
               (a) Subject to the terms and conditions of this Agreement, from time to time (i) each Securityholder shall vote and act at all times as a Securityholder and in all other respects take all such steps, execute all such documents and do all such acts and things as may be within its power to implement to their full extent the provisions of this Agreement and to cause the Companies to act in the manner contemplated by this Agreement and (ii) each Party agrees to take such actions as may be reasonably requested by any other Party, and provide reasonable cooperation to each other in order to carry out the purposes of this Agreement.
               (b) Each Securityholder agrees that it shall be bound by the terms of this Agreement with respect to all Equity Securities held by it from time to time.
          20. Multiple Counterparts.
          This Agreement may be executed (manually or by facsimile or similar electronic means) in any number of counterparts, each of which for all purposes shall be deemed an original, and all of which constitute collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
[Signature pages follow]

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date and year first above written.

LIVE NATION, INC.
By:	/s/ Alan B. Ridgeway

SFX ENTERTAINMENT, INC.
By:	/s/ Alan B. Ridgeway

[SECURITYHOLDERS AGREEMENT]

SAMCO INVESTMENTS LTD.
By:	/s/ Christopher C. Morris

CHARLES ROSNER BRONFMAN FAMILY TRUST
By:	/s/ Stephen R. Bronfman, Trustee

Each of ORION CAPITAL CORPORATION; THE ARTHUR FOGEL/KALEEN LEMMON FAMILY TRUST; S. STEPHEN HOWARD; GORDON CURRIE; GERALD BARAD; ROMPER HOLDINGS (USA) LTD.; SURGE VENTURES INC.; D. MARK NORMAN; ERIC KERT; and GARY MOSS; by their duly authorized attorney

Under power of attorney:

By:	/s/ Michael Cohl

[SECURITYHOLDERS AGREEMENT]

EXECUTION VERSION

CONCERT PRODUCTIONS INTERNATIONAL INC.
By:	/s/ John H. Perkins

CPI ENTERTAINMENT RIGHTS INC.
By:	/s/ John H. Perkins

CPI TOURING (USA), INC.
By:	/s/ John H. Perkins

CPI INTERNATIONAL TOURING INC.
By:	/s/ John H. Perkins

CPI ENTERTAINMENT CONTENT (2005), INC.
By:	/s/ John H. Perkins

CPI ENTERTAINMENT CONTENT (2006), INC.
By:	/s/ John H. Perkins

GRAND ENTERTAINMENT (ROW), LLC
By:	/s/ John H. Perkins

MICHAEL COHL
By:	/s/ Michael Cohl